Exhibit 23(p)(2)

                          CODE OF PROFESSIONAL CONDUCT

                                       FOR

                                GLICKENHAUS & CO.

                                  Introduction

This Code of Professional Conduct ("Code") applies to Glickenhaus & Co. ("Glickenhaus"). It is the responsibility of every officer, director and employee (each, an "Employee") of Glickenhaus to fulfill its commitment to ethical conduct and compliance with laws and regulations as well as firm policies and procedures.

This Code applies to Glickenhaus and its Employees. Glickenhaus is registered as an investment adviser with the US Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended ("Advisers Act"). Glickenhaus also is a broker dealer registered with the SEC and a member of the NASD, Inc. ("NASD").

The Advisers Act and SEC rules impose requirements on Glickenhaus to adopt a Code of Ethics and compliance policies and procedures. Rule 204A-1 under the Advisers Act requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its "access persons." Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. Additionally, NASD Rule 3030, 3040, 3050, and other applicable NASD rules apply to Glickenhaus. This Code has been adopted by Glickenhaus to comply with the Advisers Act, and NASD rules and other applicable laws and for purposes of the Advisers Act shall be deemed to be the Code of Ethics for Glickenhaus.

Rule 206(4)-7 requires registered investment advisers to adopt written compliance procedures, review the adequacy of those procedures annually, and designate a Chief Compliance Officer to review and implement those procedures. In accordance with the foregoing, Glickenhaus has separately adopted a written Compliance Manual ("Compliance Manual") for additional written compliance procedures that are not otherwise contained in this Code.

                            Chief Compliance Officer

Glickenhaus has designated Linda C. Anderson to serve as the its Chief Compliance Officer, and has vested complete authority in the Chief Compliance Officer to develop appropriate compliance policies and procedures, to enforce those policies and procedures and to report any violations directly to the senior management of Glickenhaus. The Chief Compliance Officer may designate one or more qualified persons, to perform any portion of his or her responsibilities under this Code. Other Employees with responsibilities under this Code also may delegate to appropriate persons subject to their supervision.

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination of the facts and circumstances involved. Approval of all material exceptions must be in writing. Any formal review that is required to be completed by the Chief Compliance Officer or his designee under this Code, must be documented. The evidence of such formal review must include the date of such review.

The Chief Compliance Officer will review this Code at least annually with senior management of Glickenhaus and, in light of legal and business developments and experience in implementing this Code, suggest or make changes as he deems appropriate. The Chief Compliance Officer will maintain the updated Code as evidence that the annual review and update was completed and distribute the updated Code to Employees.


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                      Legal and Regulatory Summary Overview

Glickenhaus is subject to certain principles of fiduciary duty, which are enforceable under both the Advisers Act, and federal and state law, and high standards of commercial honor and just and equitable principles of trade under NASD Rules. These fiduciary and other principles dictate that Glickenhaus conduct its business in a manner that places the interests of clients, including any person or entity whose assets are managed by Glickenhaus through a separate account and any U.S. and non-U.S. private fund advised by Glickenhaus (collectively, "Clients"), above its own. This Code is intended to comply with these principles as they relate to the topic areas covered herein.

Glickenhaus is subject to examination by the staffs of the SEC and NASD. Generally, examinations can be expected to occur at least every year from the NASD, and at least every two to five years, from the SEC. If an Employee receives any contact or inquiries from a regulator, such contact must be promptly referred to the Chief Compliance Officer.

                             Violations and Remedies

Legal penalties for violating various SEC, NASD, and other applicable laws and regulations can be severe, both for individuals involved in such unlawful conduct and for their employers. For example, breaches of insider trading prohibitions described in this Code can result in treble damages, jail sentences and other criminal sanctions.

In addition, the full panoply of administrative sanctions available to the SEC, and/or the NASD, may be imposed on the individual violator and/or Glickenhaus, including:

      o     censure;

      o     cease and desist orders;

      o     limitations  on  the   activities,   functions,   or  operations  of
            Glickenhaus;

      o     suspension of Glickenhaus' registration for a specified period;

      o     revocation of Glickenhaus' registration;

      o civil money penalties of up to $50,000 per violation for an Employee and/or $250,000 for Glickenhaus; and

      o bar and suspension of an Employee from association with any investment adviser or other regulated entity.

                            Employee Responsibilities

Every Employee is subject to this Code. As a matter of Glickenhaus policy, compliance with this Code is a condition of continued employment with Glickenhaus. Employees must report any violation of this Code promptly to the Chief Compliance Officer. The Chief Compliance Officer will investigate any reported or suspected violation of the provisions of this Code, report to Glickenhaus' senior management on the factual findings and recommend sanctions, where appropriate. Employees are required to cooperate in any investigation.


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Each  Employee  will be required to  acknowledge  having read (and must retain a copy of) this Code. At least once a year, each Employee will be required to certify on the Employee Annual Certification form, that such Employee has read and understood this Code, and has complied with its requirements.

This Code is the property of Glickenhaus and its contents are strictly confidential. Each Employee's copy of this Code must be returned to the Chief Compliance Officer upon termination of employment for any reason. Employees should contact the Chief Compliance Officer if they have any questions about this Code or any other compliance-related matters.

                              How to Use This Code

This Code sets forth the ethical and fiduciary principles and related compliance requirements under which Glickenhaus must operate and the procedures for implementing those principles. Use of the word "we" (or "our") in this Code refers to Glickenhaus and all its Employees.

Generally, for each topic in this Code, a summary of applicable legal requirements is provided as well as a statement of Glickenhaus' policy on the issue ("Law and Policy"). After this, the procedures through which the policy will be implemented are set forth ("Procedures"). The goal of the Procedures is to specify who is responsible for compliance with the applicable legal and regulatory requirements and Glickenhaus policies, and what each such responsible person must do reasonably to assure that the requirements and policies are satisfied. The Chief Compliance Officer is responsible for overall supervision, subject to delegation of appropriate responsibilities.

                      Fiduciary Duty - Statement of Policy

Glickenhaus owes certain fiduciary responsibilities to its Clients and owes each Client an affirmative duty of good faith, as well as full and fair disclosure of all material facts. This duty is particularly pertinent whenever Glickenhaus is in a situation involving a conflict or potential conflict of interest. Glickenhaus and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code, the Compliance Manual, or otherwise permitted by law. In addition, we must avoid activities, interests, and relationships, that might interfere, or appear to interfere, with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

      1. Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client, without first considering that investment for such Client, may violate this Code.

      2. Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Glickenhaus, could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

      3. Conduct all personal securities transactions in compliance with this Code. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and


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            proprietary trades. While Glickenhaus encourages Employees and their families to develop personal investment programs, Employees should take care to not take any action that could result in even the appearance of impropriety.

      4. Keep information confidential. Information concerning Client transactions or holdings may be material non-public information, and Employees may not use knowledge of any such information, to profit from the market effect of those transactions.

      5. Comply with the federal securities laws and all other laws, rules and regulations applicable to Glickenhaus' business. Make it your business to know what is required of Glickenhaus as an investment adviser, broker-dealer and otherwise, and you as an Employee of Glickenhaus, and integrate compliance into the performance of all duties.

      6. Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The policies and procedures in this Code implement these general fiduciary and other principles in the context of certain specific situations.

Glickenhaus will provide a copy of this Code to any Client who requests the same.


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                              Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit Glickenhaus from employing a "device, scheme or artifice" to defraud clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of clients, or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients. Such behavior similarly raises concerns under applicable NASD Rules. Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to Glickenhaus or any Client. An Employee also may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision, and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an employee's participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether the opportunity was suitable for any Client; (ii) whether any Client was legally and financially able to take advantage of this opportunity; (iii) the extent to which any Client would be disadvantaged by the Employee's participation; (iv) the extent to which the Employee's interest is de minimis or of limited availability; and (v) whether the Employee's participation is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.


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                                 Insider Trading

Law and Policy

In the course of business, Glickenhaus and its Employees may have access to various types of material non-public information about issuers, securities (including in the underlying portfolios of managers or traders to which the Firm has allocated Client assets), or the potential effects of Glickenhaus' own investment decisions on the market. Glickenhaus forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." Glickenhaus' insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of Glickenhaus and applies to securities-related information that is internal to Glickenhaus.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      (a) trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or Glickenhaus' own positions or trades;

      (b) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

      (c)   communicating material non-public information to others; or

      (d) trading ahead of research reports or recommendations prepared by Glickenhaus.

Concerns about the misuse of material non-public information by Glickenhaus or Employees may arise primarily in two ways:

First, Glickenhaus may come into possession of material non-public information about a company, such as an issuer in which a manager or trader (to which Glickenhaus has allocated assets) has invested Client assets or in which Glickenhaus' own personnel might be investing for their own accounts. Glickenhaus has differing levels of transparency with regard to the underlying portfolios of managers, traders or private funds to which Glickenhaus has allocated Client assets. As further set forth below, if it is determined that Glickenhaus has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Glickenhaus personnel, in any securities of the issuer, will be prohibited.

Second, Glickenhaus as an investment adviser and broker-dealer has material non-public information in relation to its own business. The SEC has stated that the term "material non-public information" may include information about an investment adviser's securities recommendations and Client securities holding and transactions. It is the policy of Glickenhaus that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within Glickenhaus and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which Glickenhaus has also invested for Clients may be permitted because the fact that Glickenhaus has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth herein establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.


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

Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs, and as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company, may become a temporary insider of that company. An Employee of Glickenhaus, for example, could become a temporary insider to a company because of Glickenhaus' and/or Employee's relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to Glickenhaus' business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a "tippee" by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties, even if he or she does not personally benefit from the violation.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and/or non-public, he or she should take the following steps:


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

      o Report the matter immediately to the Chief Compliance Officer, who shall document the matter if he determines that the Employee is in fact in possession of material and non-public information.

      o Refrain from purchasing or selling the securities on behalf of himself or others.

      o     Refrain  from   communicating  the  information  inside  or  outside
            Glickenhaus other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, he will notify all Glickenhaus Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To assist him in detecting insider trading, the Chief Compliance Officer will review the trading activity reports of Client accounts, Employee accounts and other Glickenhaus accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading, and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.


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

                        Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of Glickenhaus always to put client interests first and with the requirements that Glickenhaus and its employees not trade on the basis of material non-public information concerning Glickenhaus' investment decisions for clients, or client transactions or holdings.

SEC Rule 204A-l under the Advisers Act, requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser's "Access Persons" to report their transactions and holdings periodically to the Chief Compliance Officer, and requires the adviser to review these reports. NASD Rule 3050 requires that an NASD registered person notify its employer-member of his or her securities accounts prior to establishing them (or at the time of new employment).

Under the SEC definition, the term "Access Person" includes any Glickenhaus employee who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like Glickenhaus, investment decisions on behalf of) Clients, or who has access to such recommendations that are non-public. It is Glickenhaus' policy that all officers and employees of Glickenhaus are Access Persons ("Access Persons") for purposes of these requirements. Accordingly, all Employees are currently considered Access Persons.

Transaction Reporting Requirements. It is the policy of Glickenhaus that all Access Persons must file initial and annual holdings reports (brokerage statements are acceptable reports) with respect to all securities with respect to which they have or acquire any "Beneficial Interest," except the following, which are deemed to present little opportunity for improper trading:

      a.    direct obligations of the Government of the United States;

      b. money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

      c.    money market fund shares;

      d. shares of other types of mutual funds, (although if Glickenhaus acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

      e. units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

In addition, reports need not be filed with respect to transactions in any security or other instrument effected

            a.    pursuant to an automatic investment plan or

            b. in an account over which an Access Person has no direct or indirect influence or control.

Beneficial Interest. Beneficial Interest includes, direct or indirect, control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. All such accounts are referred to as "Access Person Accounts". Beneficial Interest, and therefore "Access Person Accounts," may also include accounts of others who share the same household as you, anyone to whose support you materially contribute, and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account, and the Access Person has no direct or indirect influence or control.


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

Pre-clearance - Initial Public Offerings and Private Placements. Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in shares of initial public offerings or private placements. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents, and other materials about the investment, as the Chief Compliance Officer may request. Note: as employees of Glickenhaus, you are forbidden to participate in IPO's.

Pre-clearance - Other Transactions. Except as noted above, other transactions by Access Persons are not subject to pre-clearance by the Chief Compliance Officer.

Short-Term Trading. Short-term trading in securities of issuers in which an employee is an officer, director, or the owner of 10% or more of a class of equity securities is prohibited by law(1). Although other short-term trading activity is not strictly prohibited, as a matter of policy, Glickenhaus strongly discourages short-term trading by Employees.

Prohibited Transactions. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under Glickenhaus' insider trading policies and procedures set forth in this Code.

Duplicate Statements. Each Access Person is responsible for making certain that the Chief Compliance Officer receives, at least quarterly, copies of account statements for Access Person Accounts no later than thirty days after the end of each quarter, and duplicate confirmations contemporaneously. In certain cases, the Chief Compliance Officer may require that he/she receives, at least monthly, copies of account statements for Access Person Accounts, no later than thirty days after the end of each month (in such case, no monthly statement is required for any month in which there is not activity in an account and no monthly account statement is generated). All account statements will be reviewed by the Chief Compliance Officer in order to monitor compliance with the Code, and all securities rules and regulations.

Procedures

Duplicate Confirmation Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, the Employee shall be responsible for arranging that the financial institution send duplicate account statements and confirmations directly to:

                                Glickenhaus & Co.
                           Attn. Compliance Department
                                546 Fifth Avenue
                               New York, NY 10036

Initial and Annual Holdings Reports. Each Access Person of Glickenhaus, must disclose all securities in any Access Person Account, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted. If there are securities that do not appear on an account statement submitted in lieu of a Personal Securities Holdings Report (e.g., a private placement approved by the Chief Compliance Officer), Employees must independently report such securities to the Compliance Department.

----------
(1) Section 16 of the Exchange Act applies to every person who is directly or indirectly the beneficial owner of more than ten percent of any class of equity security (other than an exempted security) registered under Section 12 of the Exchange Act.

Quarterly Trade Reporting Requirements. Each Access Person shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in securities, as described above, in an Access Person Account. The report shall include the name of the financial instrument, date of the transaction, quantity, price and bank, broker-dealer or financial institution through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations to the Chief Compliance Officer of trades and monthly account statements for all Access Person Accounts. If there are securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the Chief Compliance Officer), Employees must independently report such securities, at least quarterly, to the Compliance Department.

Pre-clearance Transactions. Each Employee who wishes to effect a transaction in securities covered by a pre-clearance obligation under the Code, including any initial public offering or private placement, must first obtain written pre-clearance of the transaction from the Director of Compliance, or in his/her absence, a partner of the firm. A written decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for that trading day only, unless otherwise specified. Pre-clearance must be obtained in writing. Pre-clearance for the Chief Compliance Officer will be obtained from a principal of Glickenhaus.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code. The Chief Compliance Officer shall review all account statements and confirmations within 45 days after the end of the quarter to which they apply. Such review shall:

      o address whether Employees followed internal procedures, such as pre-clearance;

      o compare Employee transactions to any restrictions in effect at the time of the trade;

      o assess whether the employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee's trades; and

      o periodically analyze each Employee's trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing, or stamping, Employee statements or otherwise indicating the statements that have been reviewed, and will maintain copies of the Employee reports and account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee's records will be accessible only to the Employee, the Chief Compliance Officer, senior officers, appropriate human resources personnel, and to those as required by law. Records will be maintained for five years.

                     Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with Glickenhaus, could call into question the independence of its judgment as a fiduciary of its Clients, and as a broker-dealer conducting selling activities. Accordingly, it is the policy of Glickenhaus to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee's position with Glickenhaus, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with Glickenhaus. Extraordinary or extravagant gifts are not permissible, and must be declined or returned, absent approval by the Chief Compliance Officer, on a case-by-case basis. Gifts and promotional items (e.g., pens, mugs) and other gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 annually from a single giver), customary business and industry conferences, seminars, lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) may be accepted, consistent with industry practice, including incidental economic benefits from the brokers Glickenhaus uses or recommends, including free attendance at conferences and seminars sponsored by such brokers and related travel and meal accommodations. Employees must not accept any gifts or accommodations from brokers which, given the nature and extent of the gift or accommodation, could call into question the independence of the Employee's judgment to select brokers. No gift should be accepted in order to obtain a business relationship or that will affect the performance or non-performance of any Employee.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of Glickenhaus. Employees may provide reasonable entertainment to persons associated with securities or financial organizations, or Clients, or prospective Clients, provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. No gift should be given in order to obtain a business relationship or that will affect the performance, or non-performance, of any Employee.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Caveat. Glickenhaus' policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which may be viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

Political Contributions. The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Glickenhaus currently has no relationship with any public entity. If the firm were to develop a relationship with a public entity, any political contributions to public officials who have the ability to influence said public entity, must be reported to the Compliance Director.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA and Similar Considerations. ERISA and similar state and federal laws pertaining to employee benefit plans, governmental plans, and similar entities, prohibit or restrict the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent (or deemed intent) of influencing decision-making with respect to any such plan or entity. The acceptance or offering of gifts, entertainment ,or other items, may be viewed as influencing decision-making and therefore unlawful under ERISA and similar laws. For example, many public employee benefit plans are subject to such similar restrictions. Employees should never offer gifts, entertainment, or other favors for the purpose of influencing such client or prospective client decision-making. Similarly, Glickenhaus Employees should not accept gifts, entertainment, or other favors offered by others, who wish to do business with Glickenhaus or its Clients.

Procedures

Gifts and Entertainment. The giving or receiving of any gifts or entertainment (which is not attended by the Employee), to or from, any person with an aggregate value exceeding $100 must be reported to the Chief Compliance Officer. If an Employee receives, or is offered, or wishes to provide, any such gift or entertainment, the Employee must seek the guidance of the Chief Compliance Officer to determine whether the Employee will be permitted, to accept or keep, or to provide, the gift or entertainment.

Broker Conferences (and Similar Events). Each Glickenhaus Employee must keep a log of attendance at conferences or similar events sponsored by brokers and similar entities with which Glickenhaus does business (for example, managers or administrators) and must obtain prior approval from the Chief Compliance Officer for airfare and hotel expenses which are paid or provided by the broker or similar entity.

Political Contributions. Other than with respect to presidential candidates or political action committees, all political contributions in excess of $1000 made by an Employee individually, or on behalf of Glickenhaus, must be reported to the Chief Compliance Officer prior to being made. Records of such political contributions will be maintained by the Chief Compliance Officer. The Chief Compliance Officer shall review all reports of political contributions upon receipt, to determine compliance with this Code.

Expense Reports. The Director of Compliance designates the Chief Financial Officer, Steven Green, to review all reports or other documentation regarding Employee expense reimbursements, to monitor compliance with this policy.

                           Outside Business Activities

Law and Policy

Glickenhaus and its Employees should devote their professional attention to Client interests above their own and those of other organizations. Accordingly, Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer and a general partner of the firm:

      o     Be engaged in any other business;

      o Be employed or compensated by any other person for business-related activities;

      o Engage in a private securities transaction not involving Glickenhaus (other than passive investment/ownership);

      o     Serve as an Employee of another organization;

      o Serve as general partner, managing member, or in similar capacity, with limited or general partnerships, limited liability companies or private funds (other than private funds managed by Glickenhaus or its affiliates);

      o Engage in personal investment transactions to an extent that diverts an Employee's attention from or impairs the performance of his or her duties, in relation to the business of Glickenhaus and its Clients;

      o Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to Glickenhaus from which the Employee might benefit or appear to benefit materially; or

      o Serve on the board of directors (or in any similar capacity) of another company(2).

Procedures.

Notification and Consent. Prior to undertaking any of the activities listed above, an Employee must obtain prior written consent from the Chief Compliance Officer. The Employee must inform the Chief Compliance Officer of the details of the proposed transaction, the Employee's role and whether any compensation will be received. The Chief Compliance Officer may impose conditions to be complied with by the Employee.

Glickenhaus Registered Persons. If selling compensation will be received by an Employee who is a registered person with Glickenhaus regarding a private securities transaction not involving Glickenhaus, the transaction shall be recorded on Glickenhaus' books and records and Glickenhaus shall supervise the person's participation.

New Employees. Information regarding an Employee's outside business activities must be provided to Glickenhaus, at or prior to, the time the Employee becomes an Employee of Glickenhaus.

Annual  Certification.   Each  Employee  will  certify  their  outside  business
activities at least annually. The Chief Compliance Officer shall maintain copies of such certifications.

----------
(2)  Authorization  for board service will normally require that Glickenhaus not
hold  or   purchase   any   securities   of  the  company  on  whose  board  the
employee/director sits.

                                 Confidentiality

Law and Policy

Confidential Information. During the course of employment with Glickenhaus, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" includes, but is not limited to, confidential or proprietary information in any form concerning Glickenhaus or its Clients or any other information received by Glickenhaus from a third party to whom Glickenhaus has an obligation of confidentiality. Confidential information may be in written, graphic, recorded, photographic or any machine-readable form, or may be orally conveyed to the Employee. No Employee may directly or indirectly use, disclose, copy, furnish or make accessible to any other person any Confidential Information and each Employee will assist in carefully safeguarding Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with Glickenhaus, and who did not obtain that information directly or indirectly from Glickenhaus, (iii) information that is disclosed by an Employee (in a manner consistent with Glickenhaus' policies and procedures) in connection with the performance of his or her duties for Glickenhaus, (iv) information that is required to be disclosed by law, court order, or regulatory agency of competent jurisdiction, or (v) information the disclosure of which is specifically authorized by Glickenhaus.

Company Property. All originals and copies of Confidential Information are the sole property of Glickenhaus. Upon the termination of employment for any reason, or upon the request of Glickenhaus at any time, each Employee will promptly deliver to Glickenhaus all Confidential Information, in whatever form, that may be in his/her possession and/or under his/her control. During employment with Glickenhaus and at all times thereafter, no Employee will remove or cause to be removed from the premises of Glickenhaus, any of the foregoing property, except in furtherance of his or her duties as an Employee of Glickenhaus.

Procedures

Each Employee agrees to inform the Chief Compliance Officer promptly if he or she discovers that someone else is making, or threatening to make, unauthorized use or disclosure of Confidential Information.